AMENDMENT NO. 1
TO
AMENDED AND RESTATED 2017 EQUITY INCENTIVE PLAN

The following Amendment No. 1 (the “Amendment”) to the Emerald Health Bioceuticals Inc. Amended and Restated 2017 Equity Incentive Plan (the “Plan”), effective December 17, 2019, was adopted by the Board of Directors (the “Board”) of Emerald Health Bioceuticals Inc. (the “Company”) on December 17, 2019 and approved by the Company’s stockholders on December 20, 2019.  Capitalized terms used herein shall have the meanings ascribed in the Plan.

RECITALS

WHEREAS, pursuant to Section 4(a) of the Plan, the Board currently administers the Plan;

WHEREAS, pursuant to Section 13(a) of the Plan, the Board may amend the Plan from time to time; and

WHEREAS, the Board desires to amend the Plan to add an evergreen provision to the share pool.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as set forth in this Amendment, effective as of December 17, 2019:

AMENDMENT

1. Amendment to Section 3(a).  Section 3(a) of the Plan is hereby amended and restated in its entirety by inserting the following in lieu thereof:

“(a) Subject to the provisions of Section 10 below, the maximum aggregate number of Shares authorized to be issued pursuant to Awards under the Plan shall equal the lesser of (i) 15% of the Company’s issued and outstanding Shares or (ii) a lesser number of Shares determined by the Board. In no event, however, shall the number of Shares available for issuance under the Plan be reduced as a result of the application of this provision. The Shares to be offered under the Plan shall be authorized and unissued Common Stock, or issued Common Stock that shall have been reacquired by the Company.”

2. Other Terms and Conditions.  Except as modified pursuant to this Amendment, the Plan is ratified and confirmed in all respects.

I hereby certify that the foregoing Amendment was duly adopted by the Board of Directors of Emerald Health Bioceuticals Inc. on December 17, 2019.
Executed on this 20th day of December, 2019.

By:  /s/ Tu Diep
Name: Tu Diep
Title: President